                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported) July 21, 1997



                                   ZILA, INC.
             (Exact name of registrant as specified in its charter)



         Delaware                              0-17521                        86-0619668
(State or other jurisdiction                 (Commission                     (IRS Employer
of incorporation)                            File Number)                  Identification No.)



5227 North 7th Street  Phoenix, Arizona                               85014
(Address of principal executive offices)                             (Zip Code)



Registrant's telephone number, including area code   (602) 266-6700

ITEM 5.  OTHER EVENTS

               On January 8, 1997, Zila, Inc. ("Zila" or the "Company") completed its merger with Bio-Dental Technologies Corporation ("Bio-Dental") pursuant to which Bio-Dental became a wholly owned subsidiary of the Company. Under the terms of the merger, each share of Bio-Dental common stock was exchanged for .825 shares of the Company's common stock. The merger with Bio-Dental has been accounted for as a pooling of interests.

               Set forth under Item 7 of this Form 8-K are the Consolidated Statements of Operations of the Company for the fiscal years ended July 31, 1996, 1995 and 1994 and the balance sheets as of July 31, 1996 and July 31, 1995. Such financial statements give retroactive effect to the Bio-Dental merger and include the combined operations of Zila and Bio-Dental for all periods presented.

               Set forth below are restatements of the "Selected Financial Data" and the "Management's Discussion and Analysis of Financial Condition and Results of Operation" for the Company's Form 10-K for the fiscal year ended July 31, 1996 which also gives effect to the pooling of interest accounting treatment.

SELECTED FINANCIAL DATA (ITEM 6 TO FORM 10-K)

        The following tables summarize selected financial information derived from the Company's audited financial statements. The information set forth below is not necessarily indicative of results of future operations and should be read in conjunction with the Company's Consolidated Financial Statements and related Notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Form 8-K.

---------------------------------------------------------------------------------------------------------------------------------
     Fiscal Year Ended July 31
---------------------------------------------------------------------------------------------------------------------------------
Statement of Operations Data                  1996               1995               1994               1993                1992
---------------------------------------------------------------------------------------------------------------------------------
Net Sales                                $ 37,479,546        $35,064,245        $22,474,672        $13,445,944        $ 8,331,456
---------------------------------------------------------------------------------------------------------------------------------
Licensing fees and royalty revenue          2,100,484          1,956,654          1,732,277          1,846,492          1,020,889
---------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                           1,217,298         (1,282,357)           558,748          1,338,826            (91,061)
---------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss) Per Share                      0.04              (0.04)              0.02               0.05              (0.00)
---------------------------------------------------------------------------------------------------------------------------------
     At July 31
---------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data                            1996               1995               1994               1993               1992
---------------------------------------------------------------------------------------------------------------------------------
Current Assets                           $ 13,251,960        $12,010,497        $11,011,202        $ 7,055,906        $ 3,582,806
---------------------------------------------------------------------------------------------------------------------------------
Current Liabilities                        (6,672,497)        (6,401,072)        (5,557,594)        (1,885,012)        (1,791,211)
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                               25,309,781         16,691,859         15,085,434          9,833,481          6,245,470
---------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                               (382,006)        (1,136,239)          (437,586)          (469,959)          (588,532)
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                          (7,054,503)        (7,537,311)        (5,995,180)        (2,354,971)        (2,379,743)
---------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                      (18,255,278)        (9,154,548)        (9,090,254)        (7,478,510)        (3,865,727)
---------------------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         (ITEM 7 TO FORM 10-K)

         Forward Looking Statements. The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to those items described below and those described in Item 1 of the Company's 1996 Annual Report on Form 10-K under the heading "Risks and Uncertainties" and "Merger with Bio-Dental Technologies Corporation" and in Item 3 "Legal Proceedings."

         The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

         On January 8, 1997, the Company completed a merger with Bio-Dental. On December 30, 1996, Bio-Dental's shareholders approved the all-stock transaction which provided for a per share exchange of .825 shares of the Company's common stock for each share of Bio-Dental common stock outstanding. As of January 8, 1997, Bio-Dental had 6,565,300 shares of common stock outstanding.

         The merger has been accounted for as a pooling-of-interests, and accordingly, the condensed consolidated financial statements give retroactive effect to the Bio-Dental merger and include the combined operations of Zila and Bio-Dental for all periods presented. Prior to the combination, Bio-Dental's year-end was March 31. Effective August 1, 1995, Bio-Dental's results are reported on a July 31, 1996 basis along with the results of Zila, Inc.. Bio-Dental's net loss for the four-month period ended July 31, 1995 is reflected as an adjustment to the deficit during the year ended July 31, 1996. For the four-month period ended July 31, 1995, Bio-Dental had revenues of $11,056,774, operating costs and expenses of $11,631,735, and a net loss of $416,817. Certain adjustments and reclassifications have been made to conform previously issued Bio-Dental financial statements to classifications and accounting policies used by Zila.

COMPANY OVERVIEW

         Zila has three operating groups. Zila Pharmaceuticals markets a growing line of non-prescription oral healthcare products, including Zilactin, Zilactin-B, Zilactin-L, Zilactin-Lip, new Zilactin Baby and Quik Floss. Cygnus Imaging manufactures and markets internationally CygnaScope and OralVision intraoral video camera systems, and Sens-A-Ray digital x-ray systems. The third operating group, Bio-Dental Technologies, consists of Practice Works dental practice management software and The Supply House, a nationwide dental products distributor, marketing 15,000 items to the dental office through extensive direct mail, catalog sales and telemarketing.

OPERATING RESULTS

         Fiscal year ended July 31, 1996. For the fiscal year ended July 31, 1996, the Company had net income of $1,217,298 compared to a net loss of $1,282,357 for 1995.

         Net sales during the 1996 fiscal year totaled $37,479,546 compared to net sales of $35,064,245 for the prior fiscal year, an increase of 6.9%. The growth in net sales was attributable mainly to the Company's distribution subsidiary, The Supply House (TSH) which was able to increase its average volume per customer. Sales for TSH rose to $25,077,638 up 22.0% from $20,551,803 last year. Additional growth came from one of the Company's other subsidiaries, Zila Pharmaceuticals, which had net sales of $5,978,131 in fiscal year 1996 compared to $5,147,667 in 1995, a 16.1% increase. The increase at Zila Pharmaceuticals was primarily due to the sales of ZILACTIN-B which have continued to increase since its introduction in the first quarter of fiscal year 1995. These increases were partially offset by a decline in net sales at Integrated Dental Technologies (IDT), a wholly owned subsidiary of Bio-Dental. The decline at IDT resulted mainly as a result of IDT's launch of the "paperless" dental office which was met with little initial demand. Previously, IDT had sold only dental practice management software systems and intra-oral cameras on a stand-alone basis. When the Company began focusing on these larger, "integrated" systems, sales of the individual components declined. In December 1995, IDT announced that it was discontinuing its "paperless" dental office offering, and returning to its previous strategy of selling just intra-oral cameras and practice management software. In connection with this restructuring, the Company recorded $271,631 in restructuring charges in fiscal year 1996. There were no such charges in fiscal year 1995.

         Licensing fees and royalty revenues were $2,100,484 for fiscal year 1996 compared to $1,956,654 for the prior fiscal year. This increase was attributable to licensing of OraTest in the United States to The Procter & Gamble Company ("P&G"). Included in such amounts for the fiscal year ended July 31, 1996, are $750,000 of non-refundable licensing fees that the

Company received from P&G in connection with a licensing agreement between P&G and the Company, which agreement was terminated on April 3, 1996. The increase was partially offset by a decrease in royalty revenues from Denticator International, Inc. (DII), a wholly owned subsidiary of Bio-Dental. This reduction came mainly as a result of lower levels of profitability at DII, which had a resulting effect on royalties payable to BioDental. On July 22, 1996, Young Innovations, Inc. (Young) acquired substantially all of the assets and certain liabilities of DII. Bio-Dental received approximately $7.5 million in lieu of future royalties that Bio-Dental was entitled to receive in connection with its licensing agreement with DII. In addition, Young issued Bio-Dental a "product credit" against future purchases from Young equal to the amounts due Bio-Dental at the time of closing. Included in other receivables and other assets at July 31, 1996 is $600,249 and $355,103, respectively, of product credits due from Young. Concurrent with the closure of the transaction, Bio-Dental canceled options to purchase 50,000 shares of Bio-Dental's restricted common stock that were held by DII.

         Cost of products sold were $24,771,193 for the fiscal year ended July 31, 1996 a 12.1% increase from $22,093,228 for the fiscal year ended July 31, 1995. This increase is primarily due to increased sales volume during fiscal year 1996 as compared to fiscal year 1995. Cost of sales as a percentage of net sales increased to 66.1% during fiscal year 1996 as compared to 63.0% in fiscal year 1995. The increase is attributable primarily to the write-off of inventory associated with the IDT restructuring program and reserves established in recognition of a degradation of inventory value of older model intra-oral camera inventory, as IDT released its newer model camera. The inventory write down and the reserves were not included as "restructuring charges," but rather were taken against cost of products sold.

         The Company incurred $18,606,795 of selling, general and administrative expenses during the fiscal year ended July 31, 1996 an increase of $2,424,067 over the fiscal year ended July 31, 1995. The bulk of this increase related to the higher than expected costs of marketing, selling and supporting the various products of IDT, including IDT's filmless x-ray and computer hardware products. Additionally, administrative expenses during the fiscal year ended July 31, 1996 increased primarily due to travel and business expense, legal, shareholder expense, and amortization of purchase technology rights. The Company also had increases in internal funding of product development during the fiscal year ended July 31, 1996 as compared to the previous fiscal year. Product development increases were mainly due to start-up manufacturing costs related to OraTest, and staffing and legal expenses arising out of the Company's efforts to prevent infringement of the ZILACTIN patents.

         Interest and other income for the fiscal year ended July 31, 1996 decreased $104,824 from $252,672 in the prior fiscal year due primarily to the scheduled termination of lease revenues from DII in March 1995. Interest expense increased from $211,544 in fiscal year 1995 to $471,607 in fiscal year 1996. In April 1996, Bio-Dental borrowed $1.25 million by issuing term notes to provide additional working capital. Amortization of issuance costs and note discounts (associated with warrants issued to the lenders) are included in interest expense. These term notes were repaid in July 1996 and the remaining unamortized issuance costs were written-off to interest expense at that time.

         Fiscal year ended July 31, 1995. For the fiscal year ended July 31, 1995, the Company had a net loss of $1,282,357 compared to net income of $558,748 for 1994.

         Net sales during the 1995 fiscal year totaled $35,064,245 compared to net sales of $22,474,672 for the prior fiscal year. Net sales for fiscal year 1995 increased approximately 56.0% as compared to net sales in fiscal 1994 primarily due to the first full year of operations of both Ryker Dental of Kentucky, Inc. (Ryker) and OralVision, following Bio-Dental's acquisition of the entities effective January 1, 1994. Approximately $5.2 million of the increase came as a result of OralVision (and the subsequent formation of IDT), $4.0 million came from the acquisition of Ryker, and an additional $2.4 million of revenue growth was generated by TSH. Additionally, Zila Pharmaceuticals generated an increase of approximately $1.0 million of net sales due to increases in distribution in food outlets and in market share in the drug stores of new ZILACTIN(R) products.

         Licensing fees and royalty revenues were $1,956,654 for fiscal year 1995 compared to $1,732,277 for the prior fiscal year. The increased licensing fees, royalty revenue were primarily attributable to the negotiation of an agreement with Stafford-Miller, a subsidiary of Block Drug Company, Inc., to market the ORATEST product in the United Kingdom. As anticipated, royalty revenues from DII were virtually unchanged from fiscal year 1994. Royalty revenues from DII were $1,665,699 for 1995 compared to $1,665,664 for fiscal year 1994. Bio-Dental sold DII in March 1991 in exchange for a royalty arrangement.

         Cost of products sold were $22,093,228 for the fiscal year ended July 31, 1995 a 65.1% increase from $13,382,148 for the fiscal year ended July 31, 1994. This increase is primarily due to increased sales volume during fiscal year 1995 as compared to fiscal year 1994. Cost of sales as a percentage of net sales increased to 63.0% during fiscal year 1995 as compared to 59.5% in fiscal year 1994. The increase is attributable primarily to a delay in the production of TSH's 1995 catalog, which forced TSH to honor 1994 pricing for several additional months, even after cost increases had been imposed upon TSH from its suppliers. In addition, during the first nine months of fiscal 1994 Bio-Dental earned profit-sharing revenues associated with its role as the manager of OralVision, Inc. These dollars earned were recorded as revenues with no costs associated with them, thereby providing 100 percent gross margin on these revenues. Subsequent to the acquisition of OralVision in January 1994, Bio-Dental recorded all operational activity (revenues, cost of sales and expenses) and, as such, gross margins have been reduced. This increase was partially offset by a decrease in cost of sales as a percentage of net sales at Zila Pharmaceuticals caused by changes in product mix.

         The Company incurred $16,182,728 of selling, general and administrative expenses during the fiscal year ended July 31, 1995, an increase of $6,668,146 over the fiscal year ended July 31, 1994. Increases of approximately $5.5 million at Bio-Dental came primarily as a result of two factors. First, the acquisition of Ryker added the staff, facility and ongoing operations associated with that organization. Secondly, the formation, development and marketing of the new IDT business unit added a very large portion of this increased cost structure. Additionally, administrative expenses during fiscal year 1995 increased primarily due to licensing expenses, travel and business expense, legal and shareholder expenses. Internal funding of product development also increased as compared to the prior year. This increase resulted from staffing, product evaluation expense, patent protection, and funding of ORATEST research.

         Interest income for the fiscal year ended July 31, 1995 increased to $252,672 from $249,749 in the prior fiscal year. The increase in interest expense from $82,552 for the fiscal year ended July 31, 1994 to $211,544 for the 1995 fiscal year, was due to additional interest obligations on borrowings made by Bio-Dental to expand operations of IDT during fiscal year 1995 and fund the working capital requirements needed to develop the IDT business.


INFLATION

         The Supply House experienced decreased gross margins in fiscal 1996. This was due mostly to suppliers of TSH's products increasing the costs of such products at a greater rate than TSH could raise its selling prices, due to price competition in the marketplace and the timing of its catalog release.

         The Supply House estimates that price increases for products it purchases will average approximately 4 percent in fiscal 1997. TSH believes that new pricing strategies adopted during the first quarter of fiscal 1997 will address these anticipated cost increases and should enable TSH to prevent a decrease in gross margins for its non-managed care sales. Managed care sales are expected to provide slightly lower gross margins but the sales volume increased from these contracts should improve the net income of TSH.

         Inflation has had no material effect on the operations or financial condition of the Zila Pharmaceutical or IDT subsidiaries.

LIQUIDITY AND CAPITAL RESOURCES

          At July 31, 1996, the Company had net working capital of $6,579,463, and its current ratio (the ratio of current assets to current liabilities) was
2.0 to 1. At July 31, 1995, the Company had net working capital of $5,609,425 and its current ratio was 1.9 to 1.

        Trade accounts receivable at July 31, 1996 were $2,821,440 compared to trade accounts receivable at July 31, 1995 of $2,976,583. Trade accounts receivable as a percentage of quarterly net sales of $9,043,556 were 31.2% at July 31, 1996 as compared to 33.1% at July 31, 1995 which had quarterly net sales of $8,998,597.

        At July 31, 1996, the Company had inventories of $4,200,442, a decrease of $1,322,050 from inventories at July 31, 1995. The decrease is primarily due to Bio-Dental's restructure of IDT and the write down of inventory value for discontinued products and other inventory allowances in the 1996 fiscal year. This decrease was partially offset by an increase in Zila Pharmaceutical inventories due to a build up of components and finished goods for new products.

        As of July 31, 1996, the Company had no material commitments for capital expenditures. However, the Company will continue to seek FDA approval of ORATEST and in connection therewith the Company believes that approximately $250,000 of additional capital will be necessary to receive such approval. Other than the funds necessary for FDA approval of the ORATEST product and for litigation expenses for the Colgate-Palmolive litigation, the

Company does not believe there are any known trends, demands, commitments, events or uncertainties which are likely to significantly affect the Company's liquidity.

         On January 4, 1991, the Company purchased a 16,000 square foot building located at 5227 North Seventh Street, Phoenix, Arizona 85014-2800. The purchase price of the building was approximately $600,000. The Company paid 25% of the purchase price in cash and obtained a loan for the balance of the purchase price. The Company has refinanced the mortgage which matured April 1, 1996 with Bank One, Arizona (the "Bank"). The terms of the refinancing include interest to be payable monthly on the unpaid balance at the Bank's prime rate plus two and one quarter percent (2.25%), to move with prime on a daily basis. The Company has an option, which expires March 31, 1998, to convert to a fixed rate of four and one quarter percent (4.25%) over the Treasury rate. The refinanced mortgage loan is amortized over 20 years and is due on April 1, 2001.

         The Company also leases 3,502 square feet for a manufacturing facility in Phoenix, Arizona. This facility will produce toluidine blue which will be used in the manufacture of OraTest. The facility is leased under a three year agreement which expires April 30, 1999, and is located in an area with property available for expansion. The agreement has an option to renew for an additional five years. Monthly lease payments are $1,922. Bio-Dental holds leases on three
(3) separate facilities. Bio-Dental leases 25,000 square feet of office/warehouse space in a concrete building located at 11291 Sunrise Park Drive, Rancho Cordova, California. The current lease rate for the Rancho Cordova facility is $9,270 per month, and is constant for the duration of the lease. The lease for the Rancho Cordova facility expires on November 30, 1996, however the Company has an option to renew the lease for two subsequent five-year terms. Bio-Dental also leases 19,200 square feet in a warehouse complex in Lexington, Kentucky and 1,500 square feet of office space in Indianapolis, Indiana. The current lease rates are $2,800 and $1,715 per month, respectively.

         Management believes that continued growth in the Company's sales of its products will provide sufficient funding for the Company's current operations for the next twelve months. The Company may require additional financing to support the production of its products in quantities sufficient to support continued market expansion and to fund future OraTest manufacturing and marketing costs. In anticipation of these potential requirements, effective April 30, 1997, Zila entered into an investment agreement (the "Investment Agreement") with Deere Park Capital Management (the "Investor") which allows the Company to sell up to $25 million of Zila's common stock with the proceeds to be used to fund OraTest marketing and general corporate purposes. The option to sell stock to the Investor will remain available for a period of approximately thirteen months following the effective date of the registration statement discussed below (the "Commitment Period"). As part of the Investment Agreement, Zila sold $3 million of stock on April 30, 1997, and has committed to sell an additional $10 million of common stock to the Investor over the Commitment Period. At April 30, 1997 the net proceeds of $2.9 million from the initial sale of shares were held in escrow. During May 1997, the cash held in escrow was released to the Company.

         The Investment Agreement provides that Zila can obtain up to $2,000,000 at any one time through the sale of the Company's common stock. All shares sold will be at a 7% discount to the average low trading price of the Company's common stock over a specified period of time, subject to a maximum purchase price calculation. Sales under the Investment Agreement are subject to the satisfaction of certain conditions, including registration of the shares, a minimum market volume, and certain limitations on the number of shares of the Company's common stock outstanding.

         As a commitment fee for keeping the equity line available for the Commitment Period, the Company has issued warrants dated May 7, 1997 (the "Warrants") to the Investor exercisable for 300,000 shares of common stock at an exercise price of $8.6125 per share. The Warrants are exercisable for a three-year period commencing October 31, 1997. A registration statement pertaining to the shares issued and to be issued under the Investment Agreement and the warrants is to be filed and effective no later than August 30, 1997 before any funds, other than the initial draw of $3,000,000, are drawn under the Investment Agreement.

         In addition, the Company obtained a $250,000 bank line of credit in April 1996, which was secured by trade accounts receivable, inventories and rights to certain payments. In December 1996, the bank line of credit was increased to $500,000. This line of credit expired June 1, 1997. Interest is payable monthly on the unpaid balance outstanding at the bank's prime rate (8.25% at July 31, 1996) plus 1.75%. At July 31, 1996, the Company had no borrowings against the line of credit.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
BIO-DENTAL TECHNOLOGIES CORPORATION AND SUBSIDIARIES

We have audited the consolidated balance sheet of BIO-DENTAL TECHNOLOGIES CORPORATION AND SUBSIDIARIES as of March 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the eight months ended March 31, 1996 and for each of the three years ended March 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bio-Dental Technologies Corporation and Subsidiaries as of March 31, 1996 and 1995 and the consolidated results of their operations and their consolidated cash flows for the eight months ended March 31, 1996 and for each of the three years ended March 31, 1996 in conformity with generally accepted accounting principles.

As discussed in note A, the Company merged with Zila, Inc. on January 8, 1997.


/s/ GRANT THORNTON LLP
----------------------
    Grant Thornton LLP


Sacramento, California
April 11, 1997

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


                                                                                                     Page or
(a)                Financial Statements and Schedules                                           Method of Filing
                   ----------------------------------                                           ----------------
            (1)    Report of Deloitte & Touche LLP                                               Filed herewith
            (2)    Report of Grant Thornton LLP                                                  Filed herewith
            (3)    Consolidated Financial Statements and Notes thereto                           Filed herewith
                   of the Company including Consolidated Balance Sheets as of
                   July 31, 1996 and 1995 and related Consolidated Statements of
                   Operations, Shareholders' Equity, and Cash Flows for each of the years in the three-year period ended July 31, 1996.

(c)          Exhibits.  The following exhibits are filed as part of this Report.


Exhibit                                                                   Page or Method of
Number       Description                                                        Filing
------       -----------                                                        ------
23-1         Consent of Deloitte & Touche LLP (regarding Form S-8
             and Form S-3 Registration Statements)                                *
23-2         Consent of Grant Thornton  (regarding Form S-8 and
             Form S-3 Registration Statements)                                    *
27           Financial Data Schedule                                              *


[INSERT D & T REPORT]

                    ------------------------------------------------------------
                    ZILA, INC. AND
                    SUBSIDIARIES


                    Consolidated Balance Sheets July 31, 1996 and 1995, and Related Consolidated Statements of Operations, Shareholders' Equity and Cash Flows for Each of the Three Years in the Period Ended July 31, 1996, and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Zila, Inc.
Phoenix, Arizona

     We have audited the consolidated balance sheets of Zila, Inc. and subsidiaries (the "Company") as of July 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of the Company and Bio-Dental Technologies Corporation ("Bio-Dental") on January 8, 1997, which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the consolidated balance sheet of Bio-Dental as of March 31, 1995 or the related consolidated statements of operations, shareholders' equity, and cash flows of Bio-Dental for the eight months ended March 31, 1996 and for the years ended March 31, 1996, 1995 and 1994, which statements reflect total assets of $12,512,119 as of March 31, 1995, and total revenues of $22,034,442 for the eight months ended March 31, 1996 and $33,091,216, $31,582,277 and $20,017,039
for the years ended March 31, 1996, 1995 and 1994, respectively. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Bio-Dental as of such dates and for such periods, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zila, Inc. and subsidiaries at July 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Phoenix, Arizona

June 30, 1997

ZILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JULY 31, 1996 AND 1995
-----------------------------------------------------------------------------------------------------


ASSETS                                                                             1996         1995

CURRENT ASSETS:
  Cash and cash equivalents                                                   $ 3,491,904  $   781,862
  Short-term investments                                                          711,470      694,719
  Trade accounts receivable - less allowance for doubtful accounts
    of $183,877 (1996) and $179,124 (1995)                                      2,821,440    2,976,583
  Other receivables                                                               620,378      450,596
  Inventories                                                                   4,200,442    5,522,492
  Prepaid expenses and other assets                                               444,913      721,225
  Current maturities of assets of business
     transferred under contractual arrangements                                                120,000
  Deferred income taxes                                                           961,413      177,300
  Income taxes receivable                                                                      565,720
                                                                              -----------  -----------

          Total current assets                                                 13,251,960   12,010,497

PROPERTY AND EQUIPMENT - Net                                                    1,928,778    1,628,111

ASSETS OF BUSINESS TRANSFERRED UNDER
  CONTRACTUAL ARRANGEMENTS                                                                     370,518

INTANGIBLE ASSETS - Net                                                         2,286,221    2,310,579

DEFERRED INCOME TAXES                                                                          297,200

OTHER ASSETS                                                                      496,089       74,954

PURCHASED TECHNOLOGY RIGHTS - Net                                               7,346,733
                                                                              -----------  -----------

TOTAL                                                                         $25,309,781  $16,691,859
                                                                              ===========  ===========


                                                                     (Continued)

ZILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JULY 31, 1996 AND 1995
-------------------------------------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY                                             1996           1995

CURRENT LIABILITIES:
  Short-term borrowings                                                                    $  1,335,832
  Accounts payable                                                          $  2,934,123      3,828,471
  Accrued liabilities                                                          1,546,662      1,022,354
  Deferred revenue                                                               187,561        188,035
  Income taxes payable                                                         1,976,369
  Capital leases - current portion                                                               16,585
  Current portion of long-term debt                                               27,782          9,795
                                                                            ------------   ------------
          Total current liabilities                                            6,672,497      6,401,072
CAPITAL LEASES - LONG-TERM PORTION                                                                1,507
LONG-TERM DEBT                                                                   382,006      1,134,732
                                                                            ------------   ------------
          Total liabilities                                                    7,054,503      7,537,311
                                                                            ------------   ------------
COMMITMENTS AND CONTINGENCIES (Notes 12 and 13)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.001 par value - authorized, 2,500,000 shares;
    none issued
  Common stock, $.001 par value - authorized, 50,000,000 shares;
    issued, 31,077,329 shares (1996) and 29,446,541 shares (1995)                 31,078         29,447
  Capital in excess of par value                                              24,760,269     16,464,780
  Unrealized loss on securities available-for-sale                               (24,832)       (27,961)
  Deficit                                                                     (6,510,812)    (7,311,293)
                                                                            ------------   ------------
          Total                                                               18,255,703      9,154,973
  Less common stock held by wholly-owned subsidiary -
    42,546 shares (at cost)                                                         (425)          (425)
                                                                            ------------   ------------
          Total shareholders' equity                                          18,255,278      9,154,548
                                                                            ------------   ------------

TOTAL                                                                       $ 25,309,781   $ 16,691,859
                                                                            ============   ============


See notes to consolidated financial statements.                      (Concluded)

ZILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JULY 31, 1996, 1995 AND 1994
----------------------------------------------------------------------------------------------------------


                                                                     1996          1995           1994
REVENUES:
  Net sales                                                    $ 37,479,546   $ 35,064,245   $ 22,474,672
  Licensing fees and royalty revenue                              2,100,484      1,956,654      1,732,277
                                                               ------------   ------------   ------------
          Total revenues                                         39,580,030     37,020,899     24,206,949
                                                               ------------   ------------   ------------

OPERATING COSTS AND EXPENSES:
  Cost of products sold                                          24,771,193     22,093,228     13,382,148
  Royalty expense                                                   368,697        287,984        214,091
  Selling, general and administrative                            18,606,795     16,182,728      9,514,582
  Restructuring                                                     271,631
                                                               ------------   ------------   ------------
          Total operating costs and expenses                     44,018,316     38,563,940     23,110,821
                                                               ------------   ------------   ------------

(LOSS) INCOME FROM OPERATIONS                                    (4,438,286)    (1,543,041)     1,096,128
                                                               ------------   ------------   ------------

OTHER INCOME (EXPENSES):
  Interest income                                                   147,848        252,672        249,749
  Interest expense                                                 (471,607)      (211,544)       (82,552)
  Gain on disposition of royalty rights                           7,519,529
  Unrealized loss on short-term investments                                                       (29,945)
  Realized (loss) gain on short-term investments                     (1,668)         9,611        (19,632)
                                                               ------------   ------------   ------------
           Total other income                                     7,194,102         50,739        117,620

INCOME (LOSS) BEFORE (PROVISION) BENEFIT
  FOR INCOME TAXES AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                                               2,755,816     (1,492,302)     1,213,746
(PROVISION) BENEFIT FOR INCOME TAXES                             (1,538,518)       180,000       (655,000)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                                               1,217,298     (1,312,302)       558,748

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                              29,945
                                                               ------------   ------------   ------------
NET INCOME (LOSS)                                              $  1,217,298   $ (1,282,357)  $    558,748
                                                               ============   ============   ============

INCOME (LOSS) PER COMMON SHARE:
  Income (loss) before cumulative effect of accounting change  $       .04    $       (.04)  $        .02
  Cumulative effect of accounting change
                                                               ------------   ------------   ------------
NET INCOME (LOSS) PER COMMON SHARE                             $       .04    $       (.04)  $        .02
                                                               ============   ============   ============

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING                                            30,401,236      29,134,901     28,700,648
                                                               ============   ============   ============


See notes to consolidated financial statements.

ZILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED JULY 31, 1996, 1995 AND 1994
------------------------------------------------------------------------------------------------------------------------------------


                                                                                               COMMON
                                                                                               STOCK
                                                                                               HELD BY    UNREALIZED
                                     COMMON STOCK                                              WHOLLY-      LOSS ON        TOTAL
                                   -------------------------     CAPITAL IN                     OWNED      SECURITIES     COMMON
                                                      PAR         EXCESS OF                   SUBSIDIARY   AVAILABLE- SHAREHOLDERS'
                                      SHARES         VALUE        PAR VALUE        DEFICIT     (AT COST)   FOR-SALE       EQUITY
BALANCE,
  AUGUST 1, 1993                    27,994,253     $ 27,994    $  14,038,625   $(6,587,684)     $(425)                 $  7,478,510
  Exercise of common
    stock warrants                     320,265          320          239,453                                                239,773
  Exercise of common
    stock options                      194,841          195          176,618                                                176,813
  Issuance of stock                    406,500          407          636,003                                                636,410
  Net income                                                                       558,748                                  558,748
                                    ----------     --------    -------------   -----------      -----       ---------    ----------
BALANCE,
  JULY 31, 1994                     28,915,859       28,916       15,090,699    (6,028,936)      (425)                    9,090,254
  Private placement of
    common stock - net of
    expenses of $30,000                316,875          317        1,115,487                                              1,115,804
  Exercise of common
    stock warrants                      98,775           99           37,310                                                 37,409
  Exercise of common
    stock options                       78,103           78          131,250                                                131,328
  Issuance of stock                     36,929           37           90,034                                                 90,071
  Unrealized loss on securities
    available-for-sale                                                                                     $  (27,961)      (27,961)
  Net loss                                                                      (1,282,357)                              (1,282,357)
                                    ----------     --------    -------------   -----------      -----       ---------    ----------
BALANCE,
  JULY 31, 1995                     29,446,541       29,447       16,464,780    (7,311,293)      (425)        (27,961)    9,154,548
  Issuance of common stock           1,076,299        1,076        7,227,975                                              7,229,051
  Exercise of common
    stock warrants                     140,138          141          179,368                                                179,509
  Exercise of common
    stock options                      414,351          414          753,146                                                753,560
  Common stock warrants
     issued for debt discount                                        135,000                                                135,000
  Change in unrealized
    loss on securities
    available-for-sale                                                                                          3,129         3,129
  Adjustment to conform
    year-end of Bio-Dental                                                        (416,817)                                (416,817)
  Net income                                                                     1,217,298                                1,217,298
                                    ----------     --------    -------------   -----------      -----       ---------    ----------
BALANCE,
  JULY 31, 1996                     31,077,329     $ 31,078    $  24,760,269   $(6,510,812)     $(425)      $ (24,832)  $18,255,278
                                    ==========     ========    =============   ===========      =====       =========    ==========


See notes to consolidated financial statements.

ZILA, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JULY 31, 1996, 1995 AND 1994
---------------------------------------------------------------------------------------------------------------------------
                                                                                    1996              1995             1994
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                             $ 1,217,298       $(1,282,357)       $  558,748
  Cumulative effect of accounting change                                                              (29,945)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
      Depreciation and amortization                                                 763,664           520,681           252,915
      Loss on disposals of property and equipment                                    33,084             1,955             2,550
      Gain on sale of disposition of royalty rights                              (7,519,529)
      Compensation paid in stock                                                     18,573            30,642            40,000
      Note discount paid with stock warrants                                        135,000
      Realized loss (gain) on short-term investments                                  1,668            (9,611)           19,632
      Unrealized loss on short-term investments                                                                          29,945
  Change in assets and liabilities:
    Trade accounts receivable                                                       100,122             49,238       (1,776,583)
    Other receivables                                                               (72,147)           (44,304)         138,169
    Inventories                                                                   1,621,034           (267,507)      (3,508,444)
    Prepaid expenses and other current assets                                       319,813           (223,060)        (126,317)
    Deferred income taxes                                                          (283,831)          (180,000)        (294,295)
     Other assets                                                                  (438,760)             3,652          (32,119)
    Accounts payable and accrued expenses                                          (346,575)           380,883        2,899,374
    Income taxes receivable (payable)                                             2,543,689           (718,741)        (245,749)
    Deferred revenue                                                                 12,404             (9,431)         197,466
                                                                                -----------        -----------       ----------
          Net cash used in operating activities                                  (1,894,493)        (1,777,905)      (1,844,708)
                                                                                -----------        -----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments                                              (214,150)          (270,985)      (1,747,634)
  Proceeds from sale of short-term investments                                      197,878            564,761          717,851
  Purchases of property and equipment                                              (880,024)          (557,095)        (521,366)
  Proceeds from sale of property and equipment                                        8,916                474
  Proceeds from sale of disposition of royalty rights                             7,890,047
  Purchases of intangible assets                                                   (226,117)          (254,196)        (379,290)
  Acquisition of CTM                                                               (125,000)
  Loans to related parties                                                                              (8,836)        (154,824)
  Collections of notes receivable                                                    32,801            131,956          271,388
                                                                                -----------        -----------       ----------
          Net cash provided by (used in) investing activities                     6,684,351           (393,921)      (1,813,875)
                                                                                -----------        -----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from borrowings
                                                                                                     1,000,000
  Net (payments) proceeds on short-term borrowings                               (2,727,460)           207,383          843,970
  Net proceeds from issuance of common stock                                        933,068          1,273,398          376,586
  Principal payments on long-term debt                                              (12,509)           (51,507)         (77,494)
                                                                                -----------        -----------       ----------
          Net cash (used in) provided by financing activities                    (1,806,901)         2,429,274        1,143,062
                                                                                -----------        -----------       ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              2,982,957            257,448       (2,515,521)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                        508,947            524,414        3,039,935
                                                                                -----------        -----------       ----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                          $ 3,491,904        $   781,862      $   524,414
                                                                                ===========        ===========      ===========


                                                                     (Continued)

ZILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JULY 31, 1996, 1995 AND 1994
------------------------------------------------------------------------------------------------------------------------
                                                                               1996          1995            1994
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
    Cash paid for interest                                                 $  483,297      $211,544      $   79,278
                                                                           ==========      ========      ==========

    Cash paid for income taxes                                             $    3,000      $691,000      $1,177,000
                                                                           ==========      ========      ==========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
    Issuance of 869,118 shares of common stock in connection
      with the acquisition of CTM                                          $7,170,223
                                                                           ==========
    Assumption of liabilities in connection with the
      acquisition of CTM                                                   $   70,000
                                                                           ==========

   Fair value of assets acquired other than cash and cash equivalents                      $273,399      $    54,947
                                                                                           ========      ===========

   Assumption of liabilities in connection with the
     acquisition of Ryker Dental and Oral Vision                                           $202,827      $    22,642
                                                                                           ========      ===========

    Issuance of 39,189 shares of common stock in connection with
      the acquisition of Crown                                                             $ 70,572
                                                                                           ========

    Issuance of 181,500 shares of common stock in connection with
      the acquisition of Ryker Dental                                                                    $  430,597
                                                                                                         ==========

    Issuance of 225,000 shares of common stock in connection with
      the acquisition of Oral Vision                                                                     $  205,813
                                                                                                         ==========

See notes to consolidated financial statements.
                                                                     (Concluded)

ZILA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


1.   NATURE OF BUSINESS ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES

     NATURE OF BUSINESS ACTIVITIES - Zila, Inc. and subsidiaries (the "Company") is involved in the acquisition, development and marketing of over-the-counter, non-prescription products. In addition, through its wholly-owned subsidiaries, the Company sells professional dental products nationally. It markets consumable dental merchandise and supplies and equipment via telemarketing and catalog sales and markets high-technology dental products such as intra-oral cameras and practice software to dentists.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Zila, Inc. and its wholly-owned subsidiaries, Zila Pharmaceuticals, Inc., Zila International Inc., Zila Ltd. and Bio-Dental Technologies Corporation ("Bio-Dental"). Zila International, Inc. has no operations and its assets at July 31, 1996 and 1995 consist of 42,546 shares of common stock of the Company. All significant intercompany balances and transactions are eliminated in consolidation.

     On January 8, 1997, the Company completed a merger with Bio-Dental. On December 30, 1996, Bio-Dental's shareholders approved the all-stock transaction which provided for a per share exchange of .825 shares of the Company's common stock for each share of Bio-Dental common stock outstanding. As of January 8, 1997, Bio-Dental had 6,565,300 shares of common stock outstanding.

     The merger has been accounted for as a pooling of interests, and accordingly, the accompanying consolidated financial statements give retroactive effect to the Bio-Dental merger and include the combined operations of Zila and Bio-Dental for all periods presented. Prior to the combination, Bio-Dental's year-end was March 31. Effective August 1, 1995, Bio-Dental's results are reported on a July 31, 1996 basis along with the results of Zila, Inc. Bio-Dental's net loss of $416,817 for the four-month period ended July 31, 1995 is reflected as an adjustment to the deficit during the year ended July 31, 1996. For the four-month period ended July 31, 1995, Bio-Dental had revenues of $11,056,774, operating costs and expenses of $11,631,735, and a net loss of $416,817. Certain adjustments and reclassifications have been made to conform previously issued Bio-Dental financial statements to classifications and accounting policies used by Zila.

      The following table shows the effect on the results of operations as restated for the periods prior to the combination of Bio-Dental.

                                        1996                 1995                 1994
Sales:
  Zila, Inc.                       $  5,978,131         $  5,147,667         $  4,123,297
  Bio-Dental                         31,501,415           29,916,578           18,351,375
                                   ------------         ------------         ------------
Combined sales                     $ 37,479,546         $ 35,064,245         $ 22,474,672
                                   ============         ============         ============
Net income (loss):
  Zila, Inc.                       $   (827,337)        $   (862,920)        $   (995,205)
  Bio-Dental                          2,044,635             (419,437)           1,553,953
                                   ------------         ------------         ------------
Combined net income (loss)         $  1,217,298         $ (1,282,357)        $    558,748
                                   ============         ============         ============

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      CASH EQUIVALENTS - The Company considers highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

      SHORT-TERM INVESTMENTS - The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on August 1, 1994. SFAS No. 115 requires the classification of securities at acquisition into one of three categories: available-for-sale, held to maturity or trading. All the Company's investments are classified as available-for-sale. Prior to the accounting change for the adoption of SFAS No. 115, the Company carried its investments in short-term marketable debt and equity securities at the lower of cost or market.

      INVENTORIES, which consist of finished goods and raw materials, are stated at the lower of cost (first-in, first-out method) or market.

      PROPERTY AND EQUIPMENT are stated at cost and are depreciated using straight-line methods over their respective estimated useful lives, ranging from 2 to 20 years. Leasehold improvements are depreciated over the lease term or the estimated useful life, whichever is shorter.

      INTANGIBLE ASSETS consist of deferred patent and licensing costs, goodwill, software rights, organizational costs, and covenants not to compete. Deferred patent and licensing costs incurred in connection with the acquisition of patent rights, obtaining Food and Drug Administration ("FDA") regulatory approvals and obtaining other licensing rights for treatment compositions are capitalized and amortized over the estimated benefit period not exceeding 17 years. Goodwill and organizational costs are being amortized over 20 to 40 years and covenants are amortized over the term of the agreement. Software rights are being amortized over five years. Research and development costs totaling approximately $626,000, $711,000 and $293,000 in 1996, 1995 and 1994,
      respectively, were expensed. The Company assesses the recoverability of goodwill and other intangible assets based on undiscounted projections of future cash flows.

      NET INCOME (LOSS) PER COMMON SHARE is computed based on the weighted average number of common shares outstanding during each period after giving effect for any dilutive stock options, warrants and convertible preferred stock, all of which are considered to be common stock equivalents. For the year ended July 31, 1995, options and warrants that would otherwise qualify as common stock equivalents are excluded because their inclusion would have the effect of decreasing the loss per share. Fully diluted net income (loss) per common share is not materially different from primary net income (loss) per common share.

      INCOME TAXES - The Company adopted SFAS No. 109, Accounting for Income Taxes, on August 1, 1993. The effect of such adoption had no significant impact on the Company's financial position or results of operations for the year ended July 31, 1994.

      NEW ACCOUNTING PRONOUNCEMENTS - In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and long-lived assets and certain identifiable intangibles to be disposed of. The Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, the Statement requires that certain long-lived assets and intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. The Company adopted this accounting standard effective August 1, 1996, as required.

      In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. This Statement establishes financial accounting and reporting for stock-based employee compensation plans, including stock purchase plans, stock options plans, restricted stock and stock appreciation rights. The Statement requires a fair value based method of accounting for employee stock options or similar instruments and encourages a similar method for all employee stock compensation plans. This method measures compensation cost at the grant date based on the value of an award and recognizes it over the service period, usually the vesting period. However, the Statement also allows an entity to continue measuring compensation cost for such plans using the intrinsic value method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, provided pro forma disclosures are made. The Company expects to continue to account for its stock-based employee compensation plans using the method of accounting prescribed by APB No. 25 and will provide the pro forma disclosures. The Company implemented this accounting standard effective August 1, 1996, as required.

      Beginning in fiscal 1998, the Company will be required to implement SFAS No. 128, Earnings Per Share, which requires, among other matters, presentation of basic earnings per share, which is calculated utilizing only weighted average common shares outstanding. The Company has not completed the process of evaluating the impact that will result from adopting SFAS No. 128. The Company is therefore unable to disclose the impact that adopting SFAS No. 128 will have on its financial position and results of operations when such standard is adopted.

      FINANCIAL INSTRUMENTS - The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The carrying amounts and estimated fair value of the Company's financial instruments are as follows:

        The carrying values of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments.

        The carrying amount of long-term debt is estimated to approximate fair value as the actual interest rate is consistent with the rate estimated to be currently available for debt of similar term and remaining maturity.

      Financial instruments which potentially subject the Company to credit risk consist principally of trade receivables. The Company provides credit, in the normal course of business, to pharmaceutical wholesalers and chains, food wholesalers and chains, rack jobbers, convenience stores, and dentists. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

      CERTAIN RECLASSIFICATIONS have been made to the 1995 and 1994 financial statements to conform to the classifications used in 1996.

2.    ACQUISITIONS

      On March 7, 1996, the Company purchased one-third of the outstanding common stock of CTM Associates, Inc. ("CTM") from one of the three directors and shareholders of CTM. On June 3, 1996, the Company acquired the remaining two-thirds of the outstanding shares of CTM. The only significant asset of CTM was the technology rights it held related to OraTest (a diagnostic for oral cancer and site delineation device for biopsy and surgical excision) and its right to receive certain royalties from sales of OraTest from the Company. Accordingly, the acquisition of CTM eliminates the Company's obligation to pay royalties to CTM on revenues generated from sales of OraTest. As consideration for the acquisition of all of the CTM common stock, the Company issued a total of 869,118 shares of the Company's common stock with a value of $7,170,223, paid $125,000, and assumed certain liabilities of approximately $70,000. The acquisition was accounted for as an acquisition of assets and the purchase price was recorded as purchased technology rights. The purchased technology rights are being amortized on a straight-line basis over the expected period of benefit of 17 years which is based on the remaining life of the related patents. Accumulated amortization and amortization expense was $72,740 as of and for the year ended July 31, 1996.

      On November 14, 1994, the Company signed an agreement and purchased the assets and certain liabilities of Crown Systems, Inc. ("Crown"), effective November 1, 1994. In connection with this purchase, the Company issued 29,858 shares of common stock to Crown. The assets acquired consisted primarily of accounts receivable and dental practice management software rights. As part of the transaction, the Company retired approximately $205,000 of assumed liabilities. On October 25, 1995, the Company issued an additional 9,331 shares of common stock to the previous owners of Crown due to a change in the calculated purchase price.

      The transaction was accounted for as a purchase. The software rights which were acquired were being amortized over a period of five years. In October 1996, the Company recorded an impairment write-down against all such software rights as described in Note 15. The assets and liabilities are held in Integrated Dental Technologies, Inc.("IDT"), a wholly-owned subsidiary of Bio-Dental.

      On July 6, 1994, the Company signed an agreement and purchased the assets and certain liabilities of Oral Vision, Inc. The acquisition was effective as of January 1, 1994, as the Company effectively maintained control of the operations, assets and liabilities of Oral Vision, Inc. as of that date. In connection with this purchase, the Company issued 225,000 shares of restricted common stock. The assets and liabilities acquired consist mainly of inventories and accounts receivable and trade accounts payable. As part of the transaction, the Company retired approximately $515,000 of the assumed liabilities, thereby releasing certain security interests held by a vendor of Oral Vision, Inc.

      The transaction was accounted for as a purchase. The purchase price was allocated to the fair value of Oral Vision's assets and liabilities and the excess of $215,919 was allocated to goodwill. The goodwill will be amortized on the straight-line method over a period of 20 years. The depreciable assets acquired will be depreciated over their remaining useful lives on a straight-line basis. The assets and liabilities will be held in IDT.

      On January 3, 1994, Bio-Dental acquired all of the outstanding capital stock of Ryker Dental of Kentucky, Inc. ("Ryker") pursuant to the merger ("Merger") of Bio-Dental's wholly-owned subsidiary, San Diego Dental Supply, Inc. ("SDDS"), with and into Ryker with Ryker being the surviving entity. Pursuant to the Merger, Bio-Dental issued 181,500 shares of its previously unissued restricted common stock to the shareholders of Ryker in cancellation of the shares of Ryker common stock. Bio-Dental became the sole shareholder of Ryker through the conversion of each outstanding shares of common stock of SDDS into one share of common stock of Ryker. As part of the transaction, Bio-Dental retired approximately $720,000 of Ryker's debt, thereby releasing the former shareholders of Ryker from their original personal guarantees on such debt.

      The transaction was accounted for as a purchase. The purchase price was allocated to the fair value of Ryker's assets and liabilities and the excess of $388,186 was allocated to goodwill. The goodwill will be amortized on the straight-line method over a period of 20 years. The depreciable assets acquired will be depreciated over their remaining useful lives on a straight-line basis.

3.    SHORT-TERM INVESTMENTS

      Short-term investments consist of the following at July 31:

                                                                         GROSS      GROSS         ESTIMATED
                                                         AMORTIZED    UNREALIZED  UNREALIZED        FAIR
1996                                                        COST         GAINS      LOSSES          VALUE
Mutual and money market funds                             $449,718       $10,971   $24,702         $435,987
Corporate fixed income securities                          111,186           284     3,506          107,964
Government fixed income securities                         175,399                   7,880          167,519
                                                          --------       -------   -------         --------
Total short-term investments                              $736,303       $11,255   $36,088         $711,470
                                                          ========       =======   =======         ========

                                                                          GROSS      GROSS        ESTIMATED
                                                         AMORTIZED     UNREALIZED  UNREALIZED       FAIR
1995                                                        COST         GAINS      LOSSES         VALUE
Mutual and money market funds                             $309,120       $1,412    $18,208       $292,324
Corporate fixed income securities                          111,186          328      3,856        107,658
Government fixed income securities                         302,374        1,066      8,703        294,737
                                                          --------       ------    -------       --------
Total short-term investments                              $722,680       $2,806    $30,767       $694,719
                                                          ========       ======    =======       ========


Maturities of securities at July 31, 1996 are as follows:

                                                                     ESTIMATED
                                                      AMORTIZED        FAIR
                                                         COST          VALUE
Due in:
  1996-1998                                            $599,942       $580,256
  1999-2003                                             111,361        107,589
  2004 and later                                         25,000         23,625
                                                       --------       --------
Total                                                  $736,303       $711,470
                                                       ========       ========



All of the above short-term investments that are being held for indefinite periods of time, including those which may be sold in response to needs for liquidity or changes in interest rates, are accounted for as securities available-for-sale and are carried at fair value, with the net, after-tax, unrealized holding gain or loss reported as a separate component of shareholders' equity with no effect on current results of operations. The change in the unrealized loss on securities available-for-sale for the years ended
July 31, 1996 and 1995 is as follows:

Unrealized loss on securities available-for-sale at August 1, 1994,
  the date of adoption of SFAS No. 115                                                $(29,945)
Net decrease in unrealized loss, due principally to decrease in interest rates           1,984
                                                                                      --------
Unrealized loss on securities available-for-sale at July 31, 1995                      (27,961)
Net decrease in unrealized loss, due principally to decrease in interest rates           3,129
                                                                                      --------
Unrealized loss on securities available-for-sale at July 31, 1996                     $(24,832)
                                                                                      ========

4.    INVENTORIES

      Inventories consist of the following at July 31:

                              1996                1995
Finished goods            $ 5,168,486         $ 5,423,715
Raw materials                 290,771             240,527
Inventory reserves         (1,258,815)           (141,750)
                          -----------         -----------

Total inventories         $ 4,200,442         $ 5,522,492
                          ===========         ===========

5.    PROPERTY AND EQUIPMENT

      Property and equipment consists of the following at July 31:

                                                          1996              1995
Land                                                  $  216,731        $  216,731
Building and improvements                                517,628           507,931
Furniture and equipment                                2,086,511         2,164,989
Leasehold improvements and other assets                  390,302            88,168
Production and warehouse equipment                       111,339            74,245
                                                      ----------        ----------
Property and equipment                                 3,322,511         3,052,064
Less accumulated depreciation and amortization         1,393,733         1,423,953
                                                      ----------        ----------
Property and equipment - net                          $1,928,778        $1,628,111
                                                      ==========        ==========

6.    INTANGIBLE ASSETS

      Intangible assets consist of the following at July 31:

                                                            1996              1995
Patents                                                 $  466,978        $  466,978
Licensing costs                                          1,063,636           837,521
Goodwill                                                   969,637           969,637
Software rights                                            287,982           275,981
Organizational costs                                       113,626           122,098
Covenants not to compete                                   120,000           120,000
                                                        ----------        ----------
Intangible assets                                        3,021,859         2,792,215
Less accumulated amortization                              735,638           481,636
                                                        ----------        ----------
Intangible assets - net                                 $2,286,221        $2,310,579
                                                        ==========        ==========

Purchased technology rights - net of accumulated
  amortization of $72,740 (1996)                        $7,346,733
                                                        ==========

      Deferred licensing costs consist primarily of certain costs associated with obtaining FDA approval for a new product, OraTest (formerly OraScan). The recoverability of the deferred licensing costs and purchased technology rights is dependent upon both FDA approval and sufficient revenues generated from sales of OraTest; management believes that they will receive FDA approval and generate revenues sufficient to recover such costs.

      Purchased technology rights relate to the acquisition of CTM (Note 2).

7.    SHORT-TERM BORROWINGS AND LONG-TERM DEBT

      LINE OF CREDIT - During fiscal 1996, the Company renewed a $250,000 revolving bank line of credit which expired in April 1997, and which was collateralized by trade accounts receivable, inventories and rights to payments. Interest is payable monthly on the unpaid balance at the bank's prime rate (8.25% at July 31, 1996) plus 1.75%. At July 31, 1996, the Company had no borrowings against the line of credit.

      LONG-TERM DEBT - At July 31, 1996, long-term debt consists of a mortgage note bearing interest at the bank's prime rate (8.25% at July 31, 1996) plus 2.25% per year due in monthly principal installments of $2,315, through March 2001 with a balloon payment due April 1, 2001. The Company has the option through March 1998 to convert to a fixed interest rate of 4.25% over the U.S. Treasury rate. The note is collateralized by the Company's land and building.

      Aggregate annual maturities of long-term debt for the years ending July 31 are as follows:

1997                        $ 27,782
1998                          27,782
1999                          27,782
2000                          27,782
2001                         298,660
                            --------
Total                        409,788
Less current portion          27,782
                            --------
Long-term portion           $382,006
                            ========

      Under the bank line of credit and mortgage note, the Company is required to comply with financial covenants based on certain financial ratios. At July 31, 1996, the Company was in compliance with these covenants.

8.    LICENSING FEE INCOME AND ROYALTIES

      The Company has entered into various licensing agreements (the "Agreements"). Under the terms of the Agreements, the licensees acquire the right to manufacture and sell the Company's products in markets previously not pursued by the Company. In return, the Company will receive non-refundable license fees and/or royalties equal to a fixed percentage of the net sales by the licensees of the Company's products. One of the Agreements provides that the royalty payments will meet certain minimum annual levels irrespective of the volume of sales subject to the Agreement.

      During the year ended July 31, 1996, the Company received $750,000 in non-refundable licensing fees from The Procter & Gamble Company ("P&G") in connection with a licensing agreement between P&G and the Company, which was subsequently terminated on April 3, 1996. Additionally, under the licensing agreement with P&G, the Company received $265,330 in reimbursements for costs associated with obtaining FDA approval for OraTest. At July 31, 1996, the Company had a receivable of approximately $130,000 from P&G which was received after year-end.

      In March 1991, Bio-Dental incorporated a wholly-owned subsidiary, Denticator International, Inc. (DII) and transferred Bio-Dental's manufacturing operations into DII in exchange for the issuance of a $600,282 note to Bio-Dental with monthly principal payments of $10,005 plus interest at 150% of Bio-Dental's cost of funds from April 1, 1994 through March 31, 1999. Interest only payments were made from March 1991 through March 31, 1994. Effective with the date of incorporation, Bio-Dental entered into a licensing agreement with DII for the manufacture and sale of certain dental products owned by Bio-Dental. Under this agreement, DII paid Bio-Dental a monthly royalty equal to the greater of $30,000 or 17% of net sales of DII. In addition, the agreement provided for further royalties to be paid to Bio-Dental if DII achieved certain levels of profitability. On March 31, 1991, Bio-Dental sold all of the outstanding capital stock of DII to DII's former operations manager. The sales agreement incorporated the licensing agreement described above. At July 31, 1995, the note receivable from the sale of DII is presented as assets of business transferred under contractual arrangements in the balance sheet.

      During 1996, 1995, and 1994, Bio-Dental earned royalties under the DII licensing agreement totaling $1,235,069, $1,665,699 and $1,665,664, respectively, which are included in licensing fees and royalty revenue and interest on the note receivable totaling $66,739, $69,418, and $192,182, respectively, which is included in interest and other income.

      On July 22, 1996, Young Innovations, Inc. ("Young") acquired substantially all of the assets and certain liabilities of DII. Bio-Dental received approximately $7,500,000 in lieu of future royalties that Bio-Dental was entitled to receive in connection with its licensing agreement with DII. In addition, Young issued Bio-Dental a product credit against future purchases from Young equal to the amounts due Bio-Dental at the time of closing. Included in other receivables and other assets at July 31, 1996 is $600,249 and $355,103, respectively, of product credits due from Young. Concurrent with the closing of the transaction, Bio-Dental canceled options to purchase 50,000 shares of Bio-Dental's restricted common stock that were held by DII.

9.    STOCK OPTIONS AND WARRANTS

     As a result of the merger described in Note 1, each Bio-Dental stock option or stock purchase warrant that was outstanding at the merger date can be used to purchase .825 shares of Zila, Inc. common stock. The exercise price of outstanding Bio-Dental options and warrants was also adjusted at the merger date. The new exercise prices are calculated by dividing the original exercise price by .825. The summary of activity related to options and warrants below includes Bio-Dental options and warrants adjusted for the terms of the merger.

      a. OPTIONS - The Company adopted a Stock Option Award Plan which became effective on September 1, 1988, authorizing the Board of Directors to grant options to employees and certain employee-directors of the Company to purchase up to 4,000,000 shares of the Company's common stock. The plan was amended December 8, 1995 to increase the authorized number of shares to 5,000,000. The options will be issued with an exercise price no less than the market value at the date of grant. Options may be exercised at any time up to five to ten years from the date of grant. At July 31, 1996, 1,032,893 shares were available for grant under this plan.

            The Company adopted a Non-Employee Directors Stock Option Plan which became effective October 20, 1989, authorizing the Board of Directors to grant options to 100,000 shares to non-employee members of the Board of Directors in increments of 2,500 shares per director each year. The plan was amended December 8, 1995 to increase the authorized number of shares to 200,000. The options will be issued with an exercise price equal to the market value at the date of grant. All options may be exercised at any time up to five years from the date of grant. At July 31, 1996, 112,500 shares were available for grant under this plan.

            Activity related to all of the aforementioned options, which expire at various dates through 2005, is summarized as follows:

                                                                        NUMBER OF             OPTION PRICE
                                                                          SHARES               PER SHARE
Outstanding, August 1, 1993                                             1,260,750        $1.22    -    $3.16
  Surrendered and cancelled                                               (69,726)        1.25    -     1.31
  Granted                                                                 814,552         0.12    -     6.13
  Exercised                                                              (187,980)        1.25    -     2.53
                                                                        --------
Outstanding, July 31, 1994                                              1,817,596         0.12    -     6.13
  Surrendered and cancelled                                               (23,421)        1.25    -     3.25
  Granted                                                                 318,580         3.22    -     6.06
  Exercised                                                               (71,819)        1.22    -     3.25
                                                                        --------
Outstanding, July 31, 1995                                              2,040,936         0.12    -     6.13
  Surrendered and cancelled                                               (74,252)        1.31    -     6.13
  Granted                                                                 367,992         3.18    -     4.75
  Exercised                                                              (428,101)        1.31    -     4.75
                                                                        --------
Outstanding, July 31, 1996                                              1,906,575        $ .12    -    $6.13
                                                                        =========

b. Warrants - The Company has issued warrants to various investors, shareholders, officers and other third parties in connection with services provided and purchases of the Company's stock. Activity related to such warrants, which expire at various dates through October 2000, is summarized as follows:

                                                                       NUMBER OF           WARRANT PRICE
                                                                         SHARES              PER SHARE
Outstanding, August 1, 1993                                            1,281,815       $ .60    -  $3.77
  Issued                                                                 325,000        2.50    -   3.00
  Exercised                                                             (485,265)        .60    -   3.77
  Expired                                                                (57,828)        .60    -   2.88
                                                                      -----------
Outstanding, July 31, 1994                                             1,063,722         .60    -   3.77
  Issued                                                                  50,000        2.50
  Exercised                                                              (19,300)        .60    -   2.41
  Expired                                                               (137,520)       3.00
                                                                      -----------
Outstanding, July 31, 1995                                               956,902         .60    -   3.77
  Issued                                                                 247,500        3.67
  Exercised                                                             (387,638)       2.41    -   3.67
  Expired                                                                (46,092)       3.13
                                                                      -----------
Outstanding, July 31, 1996                                               770,672       $ .60    -  $3.77
                                                                      ===========


10.   RELATED PARTY TRANSACTIONS

      In connection with the acquisition of patent rights in 1980, the Company agreed to pay to Dr. James E. Tinnell, the inventor of one of the Company's treatment compositions and a director of the Company, a royalty of 5% of gross sales of the treatment composition. Royalty expense to Dr. Tinnell for the years ended July 31, 1996, 1995 and 1994 was $300,078, $263,311 and $201,014, respectively.

      The Company advanced $129,338 in fiscal year 1994 to certain of its officers for withholding taxes due upon exercise of common stock options. The outstanding advances were $16,167 and $38,331 at July 31, 1996 and 1995, respectively. The notes bear interest at 4.16% per year and are payable in full on December 31, 1996. Included in interest income is $962, $1,609 and $2,216 for the years ended July 31, 1996, 1995 and 1994, respectively, related to these notes.

      The Company leases office space to a radio broadcasting company (the "Broadcast Company") controlled by one of the directors of the Company. During fiscal 1996, 1995 and 1994, the Company recognized approximately $3,109, $11,863 and $23,494, respectively, in rental income under this lease. Under the terms of the current lease, monthly rent is approximately $3,600. As of July 31, 1996, the Broadcast Company is in arrears of approximately $42,000 in rent and other items related to this lease. The rent receivable is offset, in full, by a reserve. Subsequent to July 31, 1996, the rent receivable was paid in full and the reserve was reversed.

11.   INCOME TAXES

      The consolidated income tax provision (benefit) consists of the following for the years ended July 31:


                                                            1996               1995               1994
Current:
  Federal                                               $ 1,524,000                           $   713,000
  State                                                     455,000                               217,000
                                                        -----------                           -----------
Total current                                             1,979,000                               930,000
                                                        -----------                           -----------

Deferred:
  Federal                                                  (245,000)       $  (124,200)          (256,000)
  State                                                    (195,000)           (55,800)           (19,000)
                                                        -----------        -----------        -----------
Total deferred                                             (440,000)          (180,000)          (275,000)
                                                        -----------        -----------        -----------

Total consolidated income tax provision (benefit)       $ 1,539,000        $  (180,000)       $   655,000
                                                        ===========        ===========        ===========


      The reconciliation of the federal statutory rate to the effective income tax rate for the years ended July 31 is as follows:


                                                             1996       1995       1994
Federal statutory rate                                        34%       (34)%       34%
Adjustments:
  State income taxes - net of federal benefit                  6         (6)         6
  Non-deductible meal, entertainment and other expenses        2          3          2
  Increase in valuation allowance                             14         25         12
                                                              --        ---         --
Effective tax rate                                            56%       (12)%       54%
                                                              ==        ===         ==

      The components of the Company's deferred income tax assets and liabilities for the years ended July 31 are shown below:


                                                                1996               1995
Current deferred income tax assets:
  Net operating loss carryforwards                          $ 5,840,400        $ 5,096,000
  Allowance for obsolete or discontinued inventory              404,000             60,100
  Product warranty allowance                                    114,000             22,900
  Allowance for doubtful accounts                                70,000             71,700
  Accrued vacation                                               28,000             22,600
  Other                                                          15,000             15,000
                                                            -----------        -----------
Total current deferred income tax assets                      6,471,400          5,288,300
Non-current deferred income tax assets (liabilities):
  Net operating loss carryforwards                                                 305,000
  Federal depreciation                                           (8,000)            (7,800)
Valuation allowance                                          (5,502,000)        (5,111,000)
                                                            -----------        -----------
Net deferred income tax asset                               $   961,400        $   474,500
                                                            ===========        ===========



      As a result of applying SFAS No. 109, previously unrecorded deferred tax benefits from operating loss carryforwards incurred by the Company were recognized at August 1, 1993, as part of the cumulative effect of adopting the Statement. Also recognized at that date was a valuation allowance for the same amount. Approximately $1,920,000 of the deferred tax asset before valuation allowance relates to deductions generated by the exercise of stock options, which, if realized, will result in an increase in capital in excess of par value. Management believes the valuation allowance reduces deferred tax assets to an amount that represents management's best estimate of the amount of such deferred tax assets that more likely than not will be realized.

      At July 31, 1996, the Company had federal net operating loss carryforwards totaling approximately $15,355,000 which expire, if not previously utilized, from 1997 through 2011. Net operating loss carryforwards for state income tax purposes, totaling approximately $6,438,000, must be utilized within five years of the date of their origination, and expire from 1998 through 2002.

12.   DALECO ZILA PARTNERS II, L.P.

      In June 1992, the Company entered into an agreement with Daleco Capital Corporation to form a limited partnership known as Daleco Zila Partners II, L.P. (the "Partnership"). The Company and its officers have no partnership interest in the Partnership. The purpose of the Partnership was to provide the Company with a means to fund the marketing program for certain new products. The original Partnership agreement provided for a minimum of $150,000 and a maximum of $1,562,500 to be raised by the sale of partnership units. Under the original agreement, the Partnership will expend up to 80% of the gross partnership proceeds for marketing and sales-related expenditures on behalf of the Company. In 1994, the Partnership agreement was amended to increase the maximum amount of marketing funds potentially available to the Company to be raised to $2,250,000.

      In addition, the Company issued to Daleco Capital Corporation and the Partnership warrants to purchase 100,000 and 300,000 shares, respectively, of the Company's common stock at $3.00 a share subject to a vesting schedule. As a part of the amendment to the original agreement, Daleco Capital Corporation and the Partnership were issued an additional 80,000 and 240,000 warrants, respectively. The warrants vest at the rate at which the Partnership expends the net partnership proceeds on the Company's marketing program.

      At July 31, 1996 and 1995, approximately $1,820,000 has been spent. The Company is committed to pay the Partnership a commission equal to 5% to 10% of the gross sales of certain of the Company's new products, until such time as three times the amount of funds expended on the Company's marketing program by the Partnership has been paid to the Partnership.

      Included in selling, general and administrative expense for the years ended July 31, 1996, 1995 and 1994 is approximately $15,000, $25,000 and
      $19,000, respectively, of commissions paid to the Partnership.

      During the years ended July 31, 1996, 1995 and 1994, the Partnership funded or accrued approximately $-0-, $10,500 and $810,000, respectively, in marketing costs. Included in trade accounts receivable at July 31, 1995 is approximately $60,000 of such costs which were reimbursed by the Partnership in fiscal 1996.

      The Company had no funding of marketing programs by the Partnership after July 31, 1995 and anticipates no further funding. Accordingly, 137,520 warrants expired as a result of the Partnership raising less than the maximum level of marketing funds.

13.   COMMITMENTS AND CONTINGENCIES

      Two officers of the Company are covered under separate employment contracts. Each contract provides for five years notice of termination and provides for an annual base compensation ranging from $165,000 to $175,000.

      The Company has a New Drug Application pending with the FDA for OraTest. The initiation of the marketing of OraTest in the United States is dependent upon the approval of the New Drug Application by the FDA. During 1994, the FDA approved the Company's application for an Investigational New Drug for OraTest, which allows the Company to manufacture the product in the United States for clinical studies and export to certain foreign countries. The Company believes that the FDA will approve the New Drug Application and the production and marketing of OraTest (Note 6).

      In March 1993, the Company entered into a manufacturing and distribution agreement with Germiphene Corporation ("Germiphene") to manufacture, distribute and sell OraTest in Canada. For the years ended July 31, 1996, 1995 and 1994, the Company had $7,000, $18,000 and $48,000, respectively, in sales of OraTest related to the Germiphene agreement.

      The Company also leases a manufacturing facility in Phoenix, Arizona under a three year agreement which expires April 30, 1999. The agreement has an option to renew for an additional five years. Additionally, the Company leases offices, warehouse facilities and certain equipment, under operating leases which expire through 2002. Future minimum lease payments under these noncancellable leases are as follows:


     1997                                                               $219,715
     1998                                                                204,984
     1999                                                                161,650
     2000                                                                118,044
     2001                                                                118,044
     Thereafter                                                           38,348
                                                                        --------

     Total                                                              $860,785
                                                                        ========

      Rent expense for the years ended July 31, 1996 and 1995 totaled $171,096 and $170,936, respectively.

      The Company filed a complaint against Colgate-Palmolive Company ("Colgate") alleging that one of Colgate's products infringes upon one of the Company's patents. Colgate answered the Company's complaint, denying the infringement and asserting that the Company's patent is invalid and unenforceable. The case was settled on March 6, 1997 and had no material impact on the Company's financial statements.

      In July 1995, Bio-Dental was named as a defendant, along with Bio-Dental's transfer agent and a shareholder of Bio-Dental (Shareholder), in a lawsuit. The lawsuit alleges that Bio-Dental wrongfully failed to register 200,000 Bio-Dental shares of stock in the name of the plaintiffs which were pledged as security by the Shareholder for a debt owed by the Shareholder to the plaintiffs.

      Bio-Dental denies all of the material allegations of the lawsuit against it and asserts various affirmative defenses. Bio-Dental will vigorously defend against the claims set forth in the lawsuit. The ultimate outcome of the above matter could not be determined at July 31, 1996. Accordingly, no provision for any loss that would result upon resolution of this lawsuit has been made in the accompanying financial statements as of July 31, 1996. In September 1996, Bio-Dental accrued a liability of $450,000 because it decided to attempt a settlement of this litigation. Bio-Dental's settlement attempt was not successful. In January 1997, a judgment by the court in favor of Bio-Dental and against the plaintiffs was filed. In February 1997, the plaintiffs started the process to appeal the judgment.

      Upon consummation of the Company's merger with Bio-Dental, each of the outstanding shares of Bio-Dental common stock was converted into .825 shares of the Company's common stock. Subsequent to the merger, the Company's stock transfer agent was presented with a certificate purporting to represent 220,000 shares of Bio-Dental common stock which did not appear on the records of Bio-Dental's stock transfer agent as of the closing date. The Company is currently investigating this matter and has not determined whether any shares of the Company's common stock are required to be issued in exchange for the shares purportedly represented by this certificate.

      The Company is subject to other legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

14.   EMPLOYEE BENEFIT PLAN

      The Company has adopted the Zila, Inc. 401(k) Savings and Retirement Plan (the "Plan") for the benefit of eligible employees. Employees may elect to defer receipt of a portion of their compensation to future years. The Company may make matching or profit sharing contributions to the Plan. During 1996 and 1995, the Company contributed approximately $14,000 and $11,000, respectively, to the Plan.

      Bio-Dental adopted an Employee Stock Ownership Plan (ESOP) in fiscal year 1991. The benefits allocated to each participant are in direct proportion to that person's annual compensation. All employees who meet the following criteria are eligible for benefits: 1) must be 18 years of age or older;
      2) must have worked at least 1,000 hours in the given plan (fiscal) year; and 3) must be employed on the last day of the plan year. All participants become fully vested after 5 years of continuous employment with Bio-Dental.

      Once vested, a person may receive benefits under the plan:

      a. no later than six years from the date of termination of employment with Bio-Dental; or

      b. upon reaching the age of 60.

15.   RESTRUCTURING

      During the year ended July 31, 1996, the Company recorded a charge of $271,631 for the restructuring of IDT. As a result of the restructuring, IDT no longer sells computer hardware or filmless x-ray systems. Costs included in the restructuring charge include contract costs and other costs. The Company expects that the liabilities associated with such costs will be paid or settled within the next fiscal year.

      As a result of management's decision to restructure its operations, an inventory valuation allowance of approximately $300,000 was recorded, and management reserved approximately $250,000 for sales returns related to discontinued items.

      In connection with assessing the recoverability of goodwill and other intangible assets in the first quarter of fiscal 1997, the Company determined that such assets that are associated with IDT would not likely be recoverable as defined by SFAS No. 121. This determination was the result of IDT failing to achieve original projections of operating results subsequent to the restructuring of IDT in early 1996. As a result, a $587,659 impairment loss was recognized to reduce the carrying value of these long-lived assets to fair value. Fair value was estimated based on management's best estimate of discounted future cash flows.

16.   ADDITIONAL FINANCING

      On March 29, 1996, the Company signed term notes in the aggregate principal amount of $1,250,000. As additional consideration for the term notes, the Company issued 206,250 warrants to purchase the common stock of the Company at an initial exercise price of $3.67 per share. In conjunction with the transaction, the Company paid to a related party, a placement fee of $100,000 and issued warrants to purchase 41,250 shares of the Company's stock at an initial exercise price of $3.67 per share. The transaction was completed on April 1, 1996, when the purchasers of the notes transferred cash to the Company.

      The notes had a stated interest rate of 12%, and accrued interest was due on September 30, 1996 and March 31, 1997. Thereafter, interest was due on a quarterly basis. Subsequent to the sale of Bio-Dental's rights to receive future royalty payments from DII (Note 8), Bio-Dental paid all principal and interest due under the notes. All warrants issued in conjunction with this transaction were exercised prior to the merger between Zila, Inc. and Bio-Dental.

17.   SEGMENTS OF BUSINESS

      The Company aligns its business into two segments, Consumer and Professional. The Consumer segment's principal products are over-the-counter, non-prescription oral care products. Major brands include Zilactin(R), Zilactin(R)-L, (formerly Zilactol(R)), Zilactin(R)-B and Zilactin(R)-Lip. These products are distributed primarily through pharmaceutical wholesalers and chains, food wholesalers and chains, rack jobbers and convenience stores. The Professional segment includes dental supplies, dental equipment, dental practice management software, digital x-ray devices, intra-oral cameras and OraTest product development costs. These products are used principally in the professional fields by dentists and other oral care health professionals and are sold directly to the professional.

      Intersegment sales are not significant.


                                                             CONSUMER           PROFESSIONAL          TOTAL
Net sales:
  1996                                                    $    5,978,131       $  31,501,415      $  37,479,546
  1995                                                         5,147,667          29,916,578         35,064,245
  1994                                                         4,123,297          18,351,375         22,474,672
Income (loss) before income taxes:
  1996                                                           443,038          (3,198,854)        (2,755,816)
  1995                                                           213,040           1,279,262          1,492,302
  1994                                                           584,853          (1,798,601)        (1,213,748)
Identifiable assets:
  1996                                                         3,135,973          22,173,808         25,309,781
  1995                                                         3,353,565          13,338,294         16,691,859
  1994                                                         3,530,798          11,554,636         15,085,434
Capital expenditures:
  1996                                                           256,175             623,849            880,024
  1995                                                            51,364             505,731            557,095
  1994                                                            68,032             453,334            521,366
Depreciation and amortization:
  1996                                                           136,925             626,739            763,664
  1995                                                           111,941             408,740            520,681
  1994                                                           103,899             149,016            252,915



18.   SUBSEQUENT EVENTS

      On April 4, 1997, the Company acquired Cygnus Imaging, Inc., a small privately-held company located in Scottsdale, Arizona that manufactures and distributes intra-oral camera systems and other dental imaging products. The acquisition was accounted for as a purchase and resulted in the issuance of approximately 260,000 shares of the Company's common stock with a market value of $1,725,000 and the recording of approximately $2,059,000 of goodwill. The Company is still evaluating certain contingencies that could impact the allocation of the purchase price.

      Effective April 30, 1997, the Company entered into an investment agreement (the "Investment Agreement") with Deere Park Capital Management (the "Investor") which allows the Company to sell up to $25,000,000 of the Company's common stock with the proceeds to be used to fund OraTest marketing and general corporate purposes. The option to sell stock to the Investor will remain available for a period of 12 months following the effective date of the registration statement discussed below (the "12 Month Period"). As part of the Investment Agreement, the Company sold $3,000,000 of stock on April 30, 1997, and has committed to sell an additional $10,000,000 of common stock to the Investor over the 12 Month Period. At April 30, 1997, the net proceeds of $2,900,000 from the initial sale of shares were held in escrow. During May 1997, the cash held in escrow was released to the Company.

      The Investment Agreement provides that the Company can obtain up to $2,000,000 at any one time through the sale of the Company's common stock. All shares sold will be at a 7% discount to the average low trading price of the Company's common stock over a specified period of time, subject to a maximum purchase price calculation. Sales are subject to the satisfaction of certain conditions, including registration of the shares, a minimum market volume, and certain limitations on the number of shares of the Company's common stock outstanding.

      As a commitment fee for keeping the equity line available for the 12 Month Period, the Company has issued warrants dated May 7, 1997 (the "Warrants") to the Investor exercisable for 300,000 shares of common stock at an exercise price of $8.6125 per share. The Warrants are exercisable for a three year period commencing October 31, 1997. A registration statement pertaining to the shares issued and to be issued under the Investment Agreement and the Warrants is to be filed and effective no later than August 30, 1997 before any funds, other than the initial draw of $2,900,000, may be drawn under the Investment Agreement.

                                   * * * * * *

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ZILA, INC.



Date: July      , 1997                  By  /s/ Joseph Hines
           -----                            ------------------------------------
                                                Joseph Hines
                                                President